Exhibit 10.62

Installment Vesting

[on company letterhead]

[date]

Dear [employee name]:

We would like to inform you that, on February 14, 2008 (the “Grant Date”), the Company granted you the right to receive Performance Retention Award payments (sometimes referred to as “Awards” or “Award Payments”) under the Assured Guaranty Ltd. Performance Retention Plan (the “Plan”).  You have been granted this Award in order to reward you for your contributions to the Company and to provide you with an incentive to work for and share in the Company’s continued growth in the future.  This letter provides only a summary of the Award program, and your rights to the Award will be subject to the enclosed Award Terms and the Plan.

Your right to receive the Award Payments, and the amount of the Award Payments, will be based on (i) the performance (positive or negative) of the Company’s Modified Adjusted Book Value and Operating Return on Equity for each of three Performance Periods, (ii) the portion of the total Principal Amount of $                     that is allocated to each of the three Performance Periods, and (iii) whether you remain employed by the Company during the entire Performance Period.  Each of the three Performance Periods begins on January 1, 2008, and the Performance Periods end on the last day of 2009, 2010, and 2011, respectively.

You will be entitled to an Award for a Performance Period only if you remain employed through the end of the Performance Period.  If you are not employed through the end of the Performance Period, then, except as described below, you will forfeit the Award for the Performance Period.  However, you will be vested and entitled to an Award for a Performance Period if you retire, die or become disabled while employed before the end of the Performance Period.  You will not be considered as terminating employment as a result of disability or retirement unless you fulfill certain criteria specified in the Award Terms, and the Committee administering the Plan will make the final determination of whether you have fulfilled those criteria.

Upon your death, any remaining Award Payments that may be due to you will be paid to your estate.  However, payment will instead be made to your beneficiary if you complete the attached Beneficiary Designation Form and return it to              .

The Committee that administers the Plan has the authority to interpret the terms of the Plan and the Award Terms and make the final determination of whether you are vested and entitled to payment of an Award.